EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference of our report dated March 24, 1997 on the consolidated balance sheet of Forasol-Foramer N.V. as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, incorporated by reference in this Registration Statement on Form S-3 (Registration No. 333-44925) by Pride International, Inc. We also consent to the reference to our firm under the caption "Independent Public Accountants."

ERNST & YOUNG AUDIT

/s/  Francois Villard

Represented by
Francois Villard

Paris, France
March 19, 1998